EXHIBIT 3.5

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

                 RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

                  Pursuant to Section 1955 of Chapter 78 of the
                             Nevada Revised Statutes


         Gasco Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation (the "Articles") and pursuant to the provisions of
Section 1955 of Chapter 78 of the Nevada Revised Statutes, the following resolution was duly approved and adopted by the Board of Directors of the Corporation pursuant to the unanimous written consent of all of the members thereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article III of the Articles, there is hereby created and authorized out of the authorized but unissued shares of the capital stock of the Corporation, 20,000 shares of a series of preferred stock to be designated Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Articles) as follows:

         Section 1.        Certain Definitions.

         Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated:

         "Common Stock" means shares of the common stock, par value $.0001 per share, of the Corporation.

         "Conversion Date" The term "Conversion Date" shall have the meaning set forth in subparagraph 5(d).

         "Conversion Price" The term "Conversion Price," at any time of determination, shall mean the conversion price set forth in subparagraph 5(c).

         "Current Market Price" shall have the meaning set forth in Section
5(g).

         "Dividend Payment Date" The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 2(a).

         "Dividend Period" The term "Dividend Period" shall have the meaning set forth in subparagraph 2(a).

         "Final Redemption Date" The term "Final Redemption Date" shall have the meaning set forth in subparagraph 4(d).

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         "Issue Date" shall mean the date the shares of Series B Preferred Stock in question are issued by the Corporation.

         "Junior Stock" means the Common Stock and any other class or series of securities of the Corporation (i) not entitled to receive any distributions unless all distributions required to have been paid or declared and set apart for payment on the Series B Preferred Stock shall have been so paid or declared and set apart for payment, (ii) not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Preferred Stock shall have received the entire amount to which such Shares are entitled upon such liquidation, dissolution or winding up, and (iii) not entitled to redemption until the Series B Preferred Stock shall have been redeemed in full.

         "Liquidation Preference" The term "Liquidation Preference" shall mean Four Hundred Forty Dollars ($440) per share of the Series B Preferred Stock.

         "Parity Stock" means, (i) any class or series of securities of the Corporation entitled to receive payment of dividends on a parity with the Series B Preferred Stock and (ii) any class or series of securities of the Corporation entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series B Preferred Stock.

         "Qualified Merger" means a merger of the Corporation with another corporation or a merger of a wholly-owned subsidiary of the Corporation with another corporation, and in either such case either (i) the holders of Common Stock immediately preceding such merger or consolidation receive in such merger in respect of each share of Common Stock common stock of a Qualified Public Company with a fair market value of not less than one and one-half times the Conversion Price then in effect (in which case such merger may provide that each share of Series B Preferred Stock shall be converted in such merger into the number of shares of such common stock that such holder of Series B Preferred Stock would have received if such Series B Preferred Stock had been converted into Common Stock immediately prior to the consummation of such merger), (ii) the Corporation is the surviving corporation and the holders of Common Stock immediately preceding such merger retain such Common Stock and additional shares of Common Stock are issued to the holders of some or all of the capital stock of such other corporation with the result that the fair market value of each share of Common Stock immediately after such merger is not less than one and one-half times the Conversion Price then in effect (in which case such merger may provide that each share of Series B Preferred Stock shall be converted in such merger into the number of shares of such Common Stock that such holder of Series B Preferred Stock would have received if such Series B Preferred Stock had been converted into Common Stock immediately prior to the consummation of such merger), or (iii) the holders of Series B Preferred Stock immediately preceding such merger or consolidation receive in such merger in respect of each share of Series B Preferred Stock a share of preferred stock of a Qualified Public Company having substantially similar rights, preferences, limitations and qualifications as the Series B Preferred Stock have as provided for in this Certificate of Designation.

         "Qualified Public Company" means a corporation whose common stock is authorized and approved for listing on a national securities exchange or admitted to trading and quoted in the Nasdaq National Market or comparable


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system and the market value of the outstanding common stock of which corporation owned by non-affiliates of such corporation is in excess of $20,000,000.

         "Redemption Agent" The term "Redemption Agent" shall have the meaning set forth in subparagraph 4(c).

         "Redemption Date" The term "Redemption Date" shall have the meaning set forth in subparagraph 4(b).

         "Redemption Price" The term "Redemption Price" shall mean the per share price to be paid upon redemption of the Series B Preferred Stock, which shall equal the Liquidation Preference multiplied by 1.05, plus accrued and unpaid dividends (including any accrued but unpaid dividends thereon) to and including the Redemption Date.

         "Restricted Payment" means (i) any distribution on any Junior Stock (other than distributions payable solely in such Junior Stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any Junior Stock or (b) any option, warrant, convertible or exchangeable security or other right to acquire Junior Stock.

         "Senior Stock" means (i) any class or series of securities of the Corporation ranking senior to the Series B Preferred Stock in respect of the right to receive payment of distributions and (ii) any class or series of securities of the Corporation ranking senior to the Series B Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         "Shares" means the Common Stock and Series B Preferred Stock, collectively, and any "Share" shall refer to any one of the foregoing.

         Section 2.        Dividends.

         (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of the Series B Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, dividends in an amount equal to 7.0% per annum of the Liquidation Preference per share calculated on the basis of a 365-day year. Such dividends shall be cumulative from their Issue Date and shall be payable in arrears, when and as declared by the Board of Directors, on June 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on June 30, 2003. The period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period."

         (b) Dividends on any shares of Series B Preferred Stock shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) on and from their Issue Date. Additional dividends shall accrue with respect to any dividends (including dividends payable pursuant to this sentence) not paid on or prior to the Dividend Payment Date on which the dividend accrues. Such additional dividends shall accrue whether or not declared, at the rate described above compounded semiannually, and shall be payable in the same manner and at such times as herein provided with respect to dividends on each outstanding share of Series B Preferred Stock.

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         (c) Each such dividend shall be payable at the option of the
Corporation in either cash, shares of Common Stock or shares of Series B Preferred Stock. In the event that the Corporation elects to pay such dividends in Shares, the Corporation shall issue to each holder of Series B Preferred Stock either (i) a number of shares of Common Stock equal to the cash value of such dividends divided by the Current Market Price, as calculated in accordance with Section 5(g) hereof, or (ii) a number of shares of Series B Preferred Stock equal to the cash value of such dividends divided by the Liquidation Preference, provided that, in either case, the Corporation shall pay the portion of such dividends represented by any fractional shares in cash.

         (d) Each such dividend shall be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payable on June 30 and December 31, respectively, of each year, the preceding June 15 and December 15, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid, together with any accrued but unpaid dividends thereon to and including the date of payment, at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors.

         Section 3.        Distributions Upon Liquidation, Dissolution or
                           Winding Up.


         In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series B Preferred Stock shall be entitled to be paid the Liquidation Preference of all outstanding shares of the Series B Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued but unpaid dividends (including any accrued but unpaid dividends thereon), if any, to such date, and no more. The Corporation shall make such payment in cash. If such payment shall have been made in full to the holders of the Series B Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series B Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

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         Section 4.        Redemption by the Corporation.

         (a) The Series B Preferred Stock shall not be redeemed in whole or in part on or prior to February 10, 2006. After February 10, 2006, the Corporation may, at its option, redeem in cash at any time, in whole or in part, the Series B Preferred Stock at the Redemption Price per share.

         (b) Notice of redemption of the Series B Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as they shall appear on the records of the Corporation, not less than ten (10) days nor more than thirty (30) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the Redemption Date,
(ii) stating the date on which the shares cease to be convertible, and the Conversion Price, (iii) the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iv) stating the name and address of any Redemption Agent selected by the Corporation in accordance with subparagraph 4(c) below, and the name and address of the Corporation's transfer agent for the Series B Preferred Stock. The Corporation may act as the transfer agent for the Series B Preferred Stock.

         (c) The Corporation may act as the redemption agent to redeem the Series B Preferred Stock. The Corporation may also appoint as its agent for such purpose a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000), and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America or of any jurisdiction thereof, having an office or offices in the City of New York, New York, or such other place as shall have been designated by the Corporation, and having capital, surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000). The Corporation or such bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two (2) business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

         (d) If notice of redemption shall have been given as provided above, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this Certificate of Designation until and including the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then


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each holder of the shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this Certificate of Designation until and including the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series B Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receipt of amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two (2) years from the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

         Section 5. Conversion Rights. The Series B Preferred Stock shall be convertible into Common Stock as follows:

         (a) Conversion at Holder's Option. The holder of any shares of the Series B Preferred Stock shall have the right at such holder's option, at any time after the Issue Date and without the payment of any additional consideration, to convert any or all of such shares of the Series B Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as provided in subparagraph 5(c) below) in effect on the Conversion Date (as provided in subparagraph 5(d) below) upon the terms hereinafter set forth.

         (b) Conversion by Super Majority. In the event a majority of all of the Directors of the Corporation and the holders of shares representing at least sixty-five percent (65%) of the voting power of the Series B Preferred Stock then outstanding, acting separately as one class, vote to convert all of the shares of the Series B Preferred Stock into fully paid and nonassessable shares of Common Stock, all of such shares of the Series B Preferred Stock shall automatically be converted, without further act of the Corporation, or its shareholders, into fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price in effect on the Conversion Date upon the terms hereinafter set forth.

         (c) Number of Shares. In the event of a conversion pursuant to subparagraph 5(a) or 5(b) above, each share of the Series B Preferred Stock so converted shall be converted into such number of shares of Common Stock as is determined by dividing (x) Four Hundred Forty ($440) by (y) the Conversion Price in effect on the Conversion Date. The initial Conversion Price shall be seventy cents ($0.70) per share of Common Stock. Such initial Conversion Price shall be subject to adjustment in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

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         (d) Mechanics of Conversion. The holder of any shares of the Series B
Preferred Stock may exercise the conversion right specified in subparagraph 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates representing the shares of the Series B Preferred Stock to be converted, accompanied by written notice specifying the number of such shares to be converted. Upon a mandatory conversion pursuant to subparagraphs 5(b), then on the Conversion Date, the outstanding shares of the Series B Preferred Stock shall be converted automatically without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon such conversion unless certificates representing the shares of Series B Preferred Stock, endorsed directly or through stock powers to the Corporation or in blank and accompanied when appropriate with evidence of the signatory's authority, are delivered to the Corporation or any transfer agent of the Corporation. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series B Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series B Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory's authority with respect thereto as deemed appropriate by the Corporation or its transfer agent and such certificate shall be endorsed directly or through stock powers to the Corporation or in blank. Conversion shall be deemed to have been effected (i) with respect to conversions pursuant to subparagraph 5(a), on the date when delivery of notice of an election to convert pursuant to subparagraph 5(a) and of certificates representing the shares being converted is made, or (ii) with respect to mandatory conversion pursuant to subparagraph 5(b), on the date as of which the super majority of outstanding shares of the Series B Preferred Stock shall vote for such conversion of the total number of shares of the Series B Preferred Stock, as the case may be, and each such applicable date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 5(f)(iii), promptly after the Conversion Date (and after surrender of the certificate or certificates representing shares of the Series B Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of any such conversion), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion, and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in subparagraph 5(e). Subject to the provisions of subparagraph 5(f)(ii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 5(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered. The Corporation shall pay on any Conversion Date the accrued and unpaid dividends (including any accrued but unpaid dividends thereon) to and including such date on all shares of Series B Preferred Stock to be so converted.

         (e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock shall be surrendered for


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conversion at any one time by the same holder, the number of full shares of
Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price, as defined in subparagraph 5(g) below.

         (f) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of the Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                  (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Corporation or any subsidiary or (iii) of assets, or (iv) of rights or warrants, in each case the Conversion Price in effect immediately prior thereto shall be adjusted to a price determined by multiplying the then current Conversion Price by a fraction, of which (1) the numerator shall be an amount equal to the difference resulting from (A) the Current Market Price (as defined in Section 5(g) hereof) as of such record date less (B) the fair market value (as determined by the Board, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, and (2) the denominator shall be the Current Market Price as of such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

                  (iii) Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph 5(f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Paragraph 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 of more.

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         (g) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty (30) consecutive trading days ending three (3) trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the closing sale price of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not traded on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

         (h) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 5(f), the Corporation shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of the Series B Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 5(i).

         (i) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) or (ii) of subparagraph 5(f), or described in subparagraph 5(l), the Corporation shall give notice to each holder of shares of the Series B Preferred Stock, in the manner set forth in subparagraph 5(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (j) Treasury Stock. For the purposes of this Paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's


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treasury that are issued for at least the consideration paid to acquire such
Common Stock shall not be deemed to be an issuance thereof.

         (k) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance of delivery of shares of Common Stock upon conversion of any shares of the Series B Preferred Stock; provided that the Corporation shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series B Preferred Stock in respect of which such shares are being issued.

         (l) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation or other entity, or in case of any sale, lease or conveyance to another corporation or other entity of the assets of the Corporation as an entirety or substantially as an entirety, each share of the Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance, as if the Series B Preferred Stock were then optionally convertible or mandatorily convertible, as the case may be) upon conversion of such share of the Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of the Series B Preferred Stock (including without limitation the definition of Current Market Price) shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series B Preferred Stock.

         (m) No Impairment. The Corporation (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Series B Preferred Stock to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock on the conversion of the Series B Preferred Stock and (iii) will not issue any Common Stock or convertible securities or take any action which results in an adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such issuance or action upon the conversion or redemption of, or payment of all outstanding dividends on, all of the then outstanding shares of Series B Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation and available for the purposes of issue upon such conversion or redemption or payment of such dividend.

         (n) Reservation of Shares. The Corporation will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purposes of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights or persons other than the holders of shares of Series B Preferred Stock, such number of shares of Common Stock that shall be so issuable upon the conversion of all outstanding shares of Series B Preferred Stock. All shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

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         Section 6. Voting Rights. (a) In addition to any other rights provided in the Corporation's Bylaws or by law, each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the fraction (rounded down to the nearest integer), the numerator of which shall equal Four Hundred Forty Dollars ($440) and the denominator of which shall equal the Conversion Price determined on the record date for determining the holders of Common Stock entitled to vote on the matter submitted thereto, and each share of Series B Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class, except the consent or approval of the holders of a majority of the Series B Preferred Stock, voting separately as a class, shall be required to approve, and the Corporation shall not without such approval, (i) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of this Certificate of Designation, or (ii) consummate any merger of the Corporation with or into any other entity, other than a Qualified Merger. In addition to the voting rights afforded the holders of Series B Preferred Stock by this section, the Corporation shall not, without the consent of the Series B Director, (i) authorize or issue any Senior Stock or Parity Stock, or (ii) make any Restricted Payment.

         (b) The holders of shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the "Series B Director"). On the Issue Date, the initial Series B Director shall be appointed by the Board of Directors of the Corporation to fill a vacancy created by the Board of Directors, pursuant to the direction of the holders of a majority of the outstanding shares of Series B Preferred Stock. Thereafter, the Series B Director shall be elected at the annual meeting of the Corporation by the holders of the outstanding shares of Series B Preferred Stock voting as a separate class. If any vacancy shall occur of the Series B Director, a successor shall be elected by the Board of Directors, pursuant to the direction of the holders of a majority of the outstanding shares of Series B Preferred Stock.

         Section 7.        Exclusion of Other Rights.

         Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such may be amended from time to time) and in the Articles.

         Section 8.        Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         Section 9.        Severability of Provisions.

         If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given


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effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         Section 10.       Status of Reacquired Shares.

         Shares of Series B Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to Series B and may be redesignated and reissued.

         IN WITNESS WHEREOF, this Certificate has been duly executed by the undersigned this 7th day of February, 2003.



                                                     GASCO ENERGY, INC.


                                                     By: /s/ Mark Erickson
                                                         Mark Erickson
                                                         President



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